Exhibit 23

Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the registration statement of Champion Industries, Inc. and Subsidiaries on Form S-8 (file No. 333-113851) of our report dated October 11, 2007, with respect to the financial statements of the (Huntington) Herald-Dispatch as of December 31, 2006 and December 25, 2005 and for each of the three fiscal years in the period ended December 31, 2006, included in this Form 8-K of Champion Industries, Inc.

McLean, Virginia
November 12, 2007

Ex 23 - 1